 Exhibit 10.19(c)

SECOND AMENDMENT
TO THE
WAYSIDE TECHNOLOGY GROUP, INC.
(formerly known as PROGRAMMER'S PARADISE, INC.)
2006 STOCK-BASED COMPENSATION PLAN

In accordance with the power reserved to it in Section 20(a) of the Programmer's Paradise, Inc. 2006 Stock-Based Compensation Plan (the "Plan"), effective July 5, 2006, except as otherwise specified below, the Board of Directors of Wayside Technology Group, Inc., formerly known as Programmer's Paradise, Inc. (the "Company"), hereby amends the Plan, as follows:

1.     Effective August 8, 2006, Section 1 is amended in its entirety to read:

"The Plan was originally established by Programmer's Paradise, Inc. effective July 5, 2006, and was known as the Programmer's Paradise, Inc. 2006 Stock-Based Compensation Plan. Effective August 8, 2006, the Company changed its name from Programmer's Paradise, Inc. to Wayside Technology Group, Inc. Accordingly, effective as of such date, the Plan shall be known as the Wayside Technology Group, Inc. 2006 Stock-Based Compensation Plan and any references in the Plan to Programmer's Paradise, Inc. shall be replaced with Wayside Technology Group, Inc. The purpose of the Plan is to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; and (iii) link Participants' interests with those of Wayside Technology Group, Inc.'s shareholders through compensation that is based on the common stock, and thereby promote the continued growth and financial success of the Company."

2.     Section 2(e) is amended to add the following sentence at the end thereof:

"Notwithstanding the foregoing, no Award shall become payable upon a Change in Control, the payment of which is governed by Code Section 409A, unless such Change in Control constitutes a 'Change in Control' as defined by Code Section 409A."

3.     Section 2(k) is amended in its entirety to read as follows:

"(k)	'Deferral Period' means the period during which the receipt of Common Stock with respect to a Deferred Stock Award under Section 7 will be deferred."

 4.     Section 5(e)(ii) is amended in its entirety to read as follows:

"(ii)	The maximum payment that can be made for Awards granted to any one individual under Sections 7, 8, 9 and 11 (relating to Deferred Stock, Restricted Stock, Stock Bonus and Stock Units) shall be $1,500,000 for any single or combined performance goals established for any performance period, as determined by reference to the Fair Market Value on the date of grant of the Award."

5.     Section 7(a) is amended in its entirety to correct a typographical error to read as follows:

"Crediting of Deferred Stock. Upon determination of the number of shares of Deferred Stock to be awarded to a Participant, the Committee shall direct that the same be credited to the Participant's account on the books of the Company but that issuance and delivery of the same shall be deferred until the date or dates provided in Section 7(b)."

6.     Section 13(a)(ii) is amended in its entirety to read as follows:

"(ii)	Unless otherwise provided in an applicable Award Agreement and subject to Section 6(e), in the event that the employment or service of a Participant with the Company shall terminate on account of the death of the Participant, all Options or SARs granted to such Participant, to the extent that they were exercisable on the Participant's termination date, shall remain exercisable until the earlier of the date that is one year after the Participant's death or the expiration of the term set forth in the applicable Award Agreement."

7.     Section 13(a)(iv) is amended in its entirety to read as follows:

"(iv)	In the event of the termination of a Participant's employment or service for Cause, all outstanding Options or SARs granted to such Participant shall expire at the commencement of business on the Participant's termination date."

8.    Section 14 is deleted from the Plan and any references to Section 14 or the permissive deferral of Awards under the Plan shall be void.

9.    Effective January 1, 2007, Section 16 is amended in its entirety to read as follows:

"Unless otherwise provided by the Committee in an Award Agreement, any Award granted hereunder that has not been vested hereunder, or been canceled or forfeited under any provision of the Plan or the applicable Award Agreement, shall become fully exercisable and vest immediately upon a Change in Control."

* * * * *

To record the adoption of this Second Amendment to the Plan, the Company has caused its authorized officers to affix its corporate name and seal this 10th day of March, 2008

[CORPORATE SEAL]		WAYSIDE TECHNOLOGIES, INC.

Attest:	/s/ Kevin Scull	By:	/s/ Simon F. Nynens
Name:
Title: